MIDDLESEX WATER SUBSIDIARY

TO ACQUIRE

WATER SYSTEMS

•	Acquisition to add 1,000 customers
•	Strategic fit adds to expanding Delaware customer base
•	Local acquisition expected to yields economies of scale and operations synergies

ISELIN, NJ, (October 8, 2019) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today announced that its subsidiary, Tidewater Utilities, Inc. (“Tidewater”), has received approval from the Delaware Public Service Commission (DEPSC) to acquire the Wilkerson Water Company (Wilkerson) and the Broadkiln Beach Water Company (Broadkiln), both in Delaware, from J.H. Wilkerson & Son, Inc. Customers of these companies will be served by Tidewater’s regulated water utility business that currently serves more than 47,000 accounts throughout Delaware.

The DEPSC approval also authorizes Tidewater to maintain the existing rates the Wilkerson and Broadkiln customers currently pay. Wilkerson provides service through over 500 customer connections through 7 community water systems in Kent and Sussex Counties, Delaware. Broadkiln provides service through over 500 customer connections in the Broadkiln Beach community bordering the Delaware Bay in Sussex County, Delaware.

“We are pleased to welcome customers of Wilkerson Water and Broadkiln Beach Water Companies to the Tidewater family and thank David Wilkerson for working to ensure a smooth transition,” said A. Bruce O’Connor, President of Tidewater Utilities. “Tidewater’s team of experienced professionals look forward to providing the high quality, local and reliable water service customers have depended upon under the leadership of the Wilkerson family.” The transaction is expected to close within sixty days.

About Tidewater Utilities, Inc.

Tidewater was established in 1964 and provides a wide range of water and wastewater services including consulting, contract operations and maintenance and bulk water supply. For more information about Tidewater, visit www.tuiwater.com or call 302-734-7500.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549